Exhibit 99.1

Mark R. Thresher
PRESIDENT AND CHIEF OPERATING OFFICER
August 14, 2009

Dear business partners, customers and associates:

Nationwide Financial Services (NFS) recently released its second quarter financial results and I want to take this opportunity to update you on our overall financial condition.

The Mutual Advantage

As you know, NFS combined with our parent company, Nationwide Mutual Insurance Company at the beginning of 2009. Today, the combined Nationwide Enterprise (“Nationwide”) is one of the largest insurance and financial services companies in the United States, ranked No. 124 on the Fortune 5001.

A key advantage to being fully integrated into the Nationwide Enterprise is that the wide range of businesses we’re in — from annuities, life insurance and retirement plans to banking, mutual funds and property & casualty insurance — provide us with numerous sources of earnings and cash flows so that we are not overly exposed to any single business or risk. The diversity of our businesses is one of the reasons that Nationwide has been able to weather these turbulent times.

Another advantage of combining together as One Nationwide is that, as a mutual insurance company, our interests are now more fully aligned with that of our policy holders and distribution partners. We are now in a better position than ever to execute on our commitment to providing our customers with the best customer experience at competitive prices. Our mutual form of ownership enables us to focus more on our customers and make decisions and investments with a longer-term perspective — without having to answer to the short-term interests of Wall Street, as many of our publicly-traded peers do.

The advantages of a mutual structure were recently highlighted by the ratings agency, Moody’s Investors Service, who noted: “In an environment as harsh as that seen over the past year, the mutual [life insurance] companies — compared with their stockholder-owned peers — have displayed business and financial characteristics that have enabled them to better protect and maintain their robust creditworthiness. Although some mutuals have been downgraded and/or currently maintain negative outlooks, they have experienced fewer — and less severe — downgrades.” Moody’s goes on to point out that mutual life insurance companies, relative to stock insurers, typically have stronger capitalization, less risky business focus, and greater alignment of owners and policyholders with a longer-term orientation.2

The Nationwide Enterprise is strong, stable and financially sound

I am happy to report that, despite the harsh economic environment over the last 18 months, Nationwide’s financial and capital position remains strong and stable. While Nationwide is not immune to the downturn, we believe that our Midwestern roots and conservative heritage have created a culture of prudent risk management that facilitated our being in a financial position to weather the economic downturn better than many others in the industry.

For the six months ending June 30, 2009, total Nationwide Enterprise GAAP operating revenues were $10.5 billion and net income was $332 million. While bottom line profitability has been negatively impacted by investment losses and higher weather-related losses, the investment market showed considerable improvement during the second quarter, leading to significantly lower other-than-temporary impairments compared to each of the previous five quarters and decreased net unrealized losses on investments.

Nationwide’s balance sheet remains strong. Total GAAP assets as of June 30, 2009, were $134 billion, including a $63 billion investment portfolio and total equity of $13.5 billion. Importantly, our combined statutory capital and surplus increased sequentially to just over $10 billion as of June 30, 2009.

Nationwide Financial Services achieves solid second quarter 2009 results

Nationwide Financial Services’ second quarter results were also sound given the challenging environment, showing significant improvement over the first quarter.

NFS reported second quarter net operating income3 of $79 million (excludes realized investment gains and losses). Results included non-cash charges of $51 million (after-tax) related to an unlocking of assumptions on our deferred acquisition cost (DAC) asset and other related items. The unlock was associated with our normal comprehensive study of DAC assumptions that occurs in the second quarter of each year. Excluding this charge, income from operations improved significantly over prior quarters as a result of higher asset fees, lower expenses and improved performance of alternative investments.

Net income, which includes realized investment gains and losses, also improved significantly. Second quarter net income was $206 million, our most profitable quarter since the first quarter of 2007. The improved profitability resulted mostly from gains in our hedging program and a significant reduction in investment losses compared to the prior periods.

Investment performance improving

NFS’ general account investment portfolio assets totaled $37 billion as of June 30, 2009. As noted above, we saw significant reduction in investment losses during the second quarter. NFS’ total other-than-temporary credit related impairments were just $25 million (after-tax) compared to over $200 million during the previous quarter. Additionally, stabilization in the credit markets helped reduce the net unrealized loss on securities available-for-sale to $966 million, an improvement of 28 percent since year-end 2008.

Capital position remains strong

As of June 30, 2009, NFS’ statutory capital and surplus was $2.9 billion, a 20 percent increase from the end of the first quarter. NFS’ estimated consolidated risk based capital (RBC) ratio4 continues to compare favorably with our peers at more than 400%, which means we are holding more than four times the “company action level”. The company action level is double the amount of capital that insurance regulators have determined is necessary to meet our obligations to policy holders.

Since I last updated you following the release of our first quarter results, some of you asked why NFS’ RBC ratio declined from over 500% at the end of 2008 to its current estimated level and whether that should be of concern.

At Nationwide, we believe market downturns and recessions are unfortunate but inevitable aspects of the business cycle. As we tend to be conservative in our approach to risk management, we have maintained an RBC ratio exceeding 500% for quite a few years; a higher ratio than most of our peers. Having such a high RBC ratio meant that we had a lot of excess capital on hand as a cushion against unforeseen events.

While no one anticipated the extent of this downturn, having such a strong capital cushion coming into this recession has allowed us to weather this storm pretty well. While the severe distress in the financial markets caused us, as well as our peers, to incur sizable investment losses which used up some of our capital cushion, our current estimated RBC ratio remains very strong and we did not have to raise additional capital under distressed conditions or seek assistance from the government, as some of our competitors have.

Taking actions to further strengthen our financial position

Since the end of the first quarter, equity market performance has improved and there appear to be indications that the economic downturn might be nearing its bottom. While we are cautiously optimistic that the worst has passed, we can’t ignore that there remains a great deal of distress in the economy and financial markets. Rest assured that we are taking the necessary actions to help us rebuild our capital cushion and ensure that we have the ability to weather the next prolonged economic downturn, whenever that may be.

Recently, our parent, Nationwide Mutual Insurance Company, took advantage of the recent improvements in the financial capital markets and sold surplus notes that provide Nationwide with $700 million in additional capital. This additional capital further enhances our financial flexibility. Nationwide’s ability to secure this additional capital reaffirms the financial strength and long-term viability of the company.

You can continue to have confidence in Nationwide

The events of the past 18 months will likely be regarded as the worst economic conditions since the 1981-82 recession and perhaps since the Great Depression. At Nationwide, we are proud of the fact that, despite all that has happened, we remain a strong, stable and financially sound company. By proving that we can maintain our strength and stability during the toughest of times, we want you to know you can continue to have confidence in us.

Thank you for placing your trust in Nationwide.

Sincerely,

Mark R. Thresher

President and Chief Operating Officer

[1]	Fortune Magazine, May 4, 2009.
[2]	“Revenge of the Mutuals, Policyholder-Owned U.S. Life Insurers Benefit in Harsh Environment”, Moody’s Investor Services, Special Comment, August 2009.
[3]

Net operating earnings is a non-GAAP financial measure that is calculated by adjusting net income to exclude net realized gains and losses on investments not related to operating items. For a reconciliation of these measures, along with more detailed financial information, please refer to our Second Quarter 2009 Statistical Supplement and SEC filings, which are available on the investor relations section of the company’s website at nationwide.com.

[4]	The consolidated risk-based-capital ratio includes capital at the holding company and all like company subsidiaries.

Nationwide, Nationwide Financial, the Nationwide framemark and On Your Side are service marks of Nationwide Mutual Insurance Company, Columbus, Ohio.

©2009, Nationwide Mutual Insurance Company. All rights reserved.

NFM-7380AO (8/09)